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                                                                EXHIBIT 10.41

                      MANUFACTURING AND SUPPLY AGREEMENT


          MANUFACTURING AND SUPPLY AGREEMENT ("Agreement") dated as of June 13, 1996 ("Effective Date"), between RHONE-POULENC RORER PHARMACEUTICALS INC., a company with its principal office at 500 Arcola Road, Collegeville, Pennsylvania 19426 ("RPR"), and GUILFORD PHARMACEUTICALS INC., a company with its principal office at 6611 Tributary Street, Baltimore, Maryland 21224 ("GPI").

          WHEREAS, GPI, its wholly-owned subsidiary GPI Holdings, Inc. ("Holdings," and together with GPI, "Guilford"), and RPR have entered into a Marketing, Sales and Distribution Rights Agreement dated as of June 13, 1996 (the "Marketing Rights Agreement") granting to RPR exclusive rights to market, advertise, promote, sell and distribute the Product in the Field throughout the Territory (as each such term is defined below); and

          WHEREAS, GPI and RPR desire to enter into this Agreement under which GPI will supply all of RPR's requirements of the Product to RPR, and RPR will purchase all of its supply of the Product from GPI and Holdings wishes to join in this Agreement for the limited purpose of acknowledging its consent to, and agreement to be bound by the provisions of Article II, Article III.C. and
Article III.H. hereof.

          NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

I.   DEFINITION

     A. "ACT" shall mean the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

     B. "AFFILIATE" shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person. For purposes of this Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a person, or the right to receive over 50% of the profits or earnings of a person, or the right to control the policy decisions of a Person.

     C. "BANKRUPTCY EVENT" shall mean the Person in question becomes insolvent, or a receiver or custodian is appointed for such Person, or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of such Person, which proceedings, if involuntary, shall

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not have been dismissed within sixty (60) days after the date of filing, or such Person makes an assignment for the benefit of its creditors, or substantially all of the assets of such Person are seized or attached and not released within sixty (60) days thereafter.

     D.   "CHANGE IN CONTROL" shall mean with respect to any Person:

          1. The liquidation or dissolution of such Person or the sale or other transfer by such Person (excluding transfers to subsidiaries) of all or substantially all of its assets, if the same results in a change in the ultimate beneficial ownership of the business conducted by such Person; or

          2. The occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any Person or group (as such terms are used in and under Section 13(d) of the Securities Exchange Act of 1934, as amended) (i) becomes the beneficial owner (as defined in Rule 13-d under such Act), directly or indirectly, of securities of such Person representing more than 30% of the common stock of such Person or representing more than 30% of the combined voting power with respect to the election of directors (or members of any other governing body) of such Person's then outstanding securities, (ii) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of such Person, or (iii) obtains the ability to direct the operations or management of such Person.

     E. "FDA" shall mean the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

     F. "FDA STANDARDS" shall mean the Act, the facility license requirements and the Current Good Manufacturing Practice regulations of the FDA applicable to the Product or any manufacturing facility of GPI, and all relevant guidelines of the FDA.

     G. "FIELD" shall mean the treatment of tumors of the central nervous system and treatment of cerebral edema.

     H. "GLIADEL PRODUCT" shall mean Guilford's GLIADEL(R) wafer, PCPP:SA with 3.85% BCNU, and any and all Improvements thereto.

     I. "GPI LICENSE AGREEMENTS" shall mean the M.I.T./Scios Nova License Agreement and the Scios Nova/GPI License Agreement.

     J. "HIGH DOSE GLIADEL PRODUCT" shall mean any PCPP:SA product with a BCNU dose higher than 3.85% which is (i) reasonably expected to have a more advantageous efficacy profile than the GLIADEL Product and (ii) now or hereafter owned or controlled by Guilford, and all Improvements to any such product. As of the Effective Date, Guilford is contemplating the development of PCPP:SA with 20% BCNU for use in the Field.








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     K.   "IMPROVEMENT" to a Product shall mean any and all inventions, discoveries, developments, modifications and improvements, whether or not patented or patentable, relating to such Product.

     L. "KNOW-HOW" shall mean all scientific and technical data, instructions, processes, formulae, specifications, ingredient sources, manufacturing procedures, methods and other information relating to the design, composition, formulation, pre-clinical evaluation, clinical evaluation, manufacture, use, sale, packaging, formulation or administration of the Product, including, but not limited to NDAs, pharmacological, toxicological, analytical, stability and clinical data, specifications and drug master files and/or health registration dossiers and any other premarket application or registration, owned or controlled at any time during the term hereof by either party.

     M. "LABELLING/PACKAGING SPECIFICATION" shall mean those specifications provided pursuant to the provisions of Article II.D. but shall exclude those labelling and/or packaging specifications required under any Regulatory Approval of the Product

     N. "LOAN AGREEMENT" shall mean the Loan Agreement, dated as of even date herewith, between GPI and Rhone-Poulenc Rorer Inc., a Pennsylvania Corporation.

     O. "M.I.T./SCIOS NOVA LICENSE AGREEMENT" shall mean the License Agreement, dated as of July 15, 1988, between Massachusetts Institute of Technology ("M.I.T.") and the predecessor in interest to Scios Nova Inc., as amended, between M.I.T. and Scios Nova Inc.

     P. "NDA" shall mean a "New Drug Application," as defined in the Act, and all supplements thereto.

     Q. "NET SALES PRICE" shall mean, with respect to the Product, the gross revenues derived from the sale or other transfer of a Unit of the Product by RPR or its Affiliates or non-Affiliated distributors appointed by RPR and permitted under the Marketing Rights Agreement to an un-Affiliated third party end user at the end of the commercial distribution chain, (A) after subtracting all bona fide trade and cash discounts, volume discounts, rebates, to the extent actually paid, allowed or incurred on such sales or transfers, and (B) taking into account all bona fide claims, refunds, returns and recalls of the Product.

     R. "OTHER PCPP:SA/BCNU PRODUCTS" shall mean all PCPP:SA-based polymer products containing BCNU, other than the GLIADEL Product, that are now or hereafter during the term of this Agreement owned or controlled by Guilford, including without limitation High Dose GLIADEL Product, and any and all Improvements to any of the foregoing.

     S. "PATENT(S)" shall mean (i) all of the patents and applications for patents that are identified in Exhibit A to the Marketing Rights Agreement, all patents which may













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be granted thereon, any U.S. or foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, reissues, renewals, reexaminations, extensions, patents of addition and patents of importation thereof; (ii) any patent application of Guilford or any of its Affiliates related to or based on any Know-How of Guilford or any of its Affiliates and related to the Product that is developed during the term of this Agreement, all patents which may be granted thereon, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, reissues, renewals, reexaminations, extensions, patents of addition and patents of importation thereof; and (iii) all such patent applications and patents, directly or indirectly owned, licensed or controlled by Guilford or any of its Affiliates, which but for the rights granted herein, the manufacture, use or sale of the Product would infringe a Valid Claim.

     T. "PERSON" shall mean any corporation, partnership, joint venture, other entity or natural person.

     U. "PROCESS DESCRIPTION" shall mean, with respect to the Product, manufacturing and control procedures and specifications, as well as such other Know-How, technical specifications, instructions, processes and other intellectual property and information which Guilford possesses and owns or controls, and as shall be necessary in order to allow RPR to manufacture and/or have manufactured for it the Product. Such Process Descriptions shall be sufficiently clear and detailed that it can be readily followed and carried out by a skilled Person.

     V. "PRODUCT" shall mean the GLIADEL Product and all Other PCPP:SA/BCNU Products.

     W. "PRODUCT SPECIFICATIONS" shall mean the Product specifications and methods set forth in the manufacturing and control sections of the NDA submitted to and approved by the FDA for the Product, including any labeling requirements specified by the FDA, and such other specifications as may be required in connection with any Regulatory Approval, and any amendments to such specifications which may be mutually agreed upon and which shall be incorporated herein.

     X.   "REGULATORY APPROVAL" shall mean, with respect to any country,
(i) filing for and receipt of all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all final Product labeling) required for the marketing and sale of the Product for the indication for which it is being marketed in such country, and (ii) the receipt of reimbursement approvals and a reimbursement price acceptable to the Operations Committee as defined in the Marketing Rights Agreement from the national security system or other appropriate governmental or regulatory authorities in such country, except in those countries where such reimbursement approvals and reimbursement price are not granted by a governmental or regulatory authority (such as the United States, as of the Effective Date).

     Y. "REGULATORY FILINGS" shall mean all applications, filings, materials,












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studies, data and documents of any nature whatsoever filed with, prepared in connection with or necessary to support any Regulatory Approval process in any country or territory.

     Z. "SCIOS NOVA/GPI LICENSE AGREEMENT" shall mean the License Agreement, dated as of March 14, 1994, as amended, between Scios Nova Inc. and GPI, as assigned to Holdings.

     AA. "SPECIFICATIONS" shall mean the Product Specifications and the Labelling/Packaging Specifications.

     AB. "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of even date herewith, between GPI and RPR.

     AC. "TERRITORY" shall mean the entire world, excluding Denmark, Finland, Norway and Sweden.

     AD. "UNIT" shall mean, in the current formulation of the GLIADEL Product, one (1) PCPP:SA/3.85% BCNU wafer and for all other Products a unit of sale of Product such that reconciliation of Invoice Price and Net Sales Price as contemplated in this Agreement will be made based on the same unit of sale.

     AE. "VALID CLAIM" shall mean a claim in any issued and unexpired Patent which has not been withdrawn, canceled, abandoned or disclaimed or held invalid by a final decision by a court or other appropriate body of competent jurisdiction from which no appeal is available.





































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                                  ARTICLE II

II.       SUPPLY OF THE PRODUCT

     A. EXCLUSIVE SUPPLY OF THE PRODUCT. Except as specifically provided by the provisions of this Agreement, during the term of this Agreement, GPI shall supply RPR with all of its requirements of the Product, and RPR shall purchase all of its requirements of the Product from GPI.

     B.   FORECASTS, ORDERS, PRICES AND TERMS.

          1. RPR shall provide GPI by the first day of each month with a written twenty-four (24) month rolling forecast, by month, of its requirements of Product. All forecasts shall be prepared in good faith in order to facilitate GPI's manufacture and shipment of the Product in compliance with this Agreement.

          2. Firm purchase orders for Product shall be placed by RPR with not less than one hundred twenty (120) days lead time prior to the shipment or other release date(s) requested by RPR unless GPI agrees to and accepts an order for delivery in less than one hundred twenty (120) days. For the first twelve (12) months of this Agreement, GPI will not be obligated to accept orders that are less than 60% or more than 120% of the quantities forecast for the first twelve (12) months of the rolling forecast. After the first twelve
(12) months of this Agreement, GPI will not be obligated to accept orders that are less than 80% nor more than 120% of the quantities forecast in the first twelve (12) months of the relevant rolling forecast. By way of an example, RPR will submit a 24 month forecast at month 1; GPI will not be obligated to accept orders during the first 12 months of such forecast outside the relevant band (60%-120% during the first year of the Agreement, 80%-120% thereafter; the "Relevant Band") without GPI's consent; in month 2, RPR will submit another 24 month forecast, in which months 2 through 12 remain unchanged from the preceding month's forecast, and fixing a forecast for month 13, outside the Relevant Band of which GPI will not be obligated to accept an order without GPI's consent; in month 3, RPR will submit another 24 month forecast, in which months 3 through 13 remain unchanged from the preceding month's forecast, and fixing a forecast for month 14, outside the Relevant Band of which GPI will not be obligated to accept an order without GPI's consent; and so forth. For orders outside of the Relevant Band, GPI and RPR will mutually discuss these orders, which are subject to GPI's acceptance. GPI will use commercially reasonable efforts to attempt to fill orders outside the Relevant Band. It is understood that, subject to the duties of RPR under the Marketing Rights Agreement to use commercially reasonable efforts to promote the sale of the Products, RPR has no obligation to order any minimum quantities of Products. Each purchase order shall include (a) the quantity of Product to be purchased; (b) the requested delivery date(s) therefor; (c) any relevant shipping instructions; and (d) any other information dictated by the circumstances of the order. GPI may require RPR to place orders in reasonable minimum batch sizes, as mutually agreed by the parties. To















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the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the provisions of this Agreement shall govern.

          3. GPI shall accept purchase orders issued to it by RPR that are within the ranges specified above by written notification to RPR within ten
(10) days after receipt of such purchase order.

          4. GPI shall manufacture and ship Product pursuant to RPR's purchase orders accepted by GPI. Delivery by GPI of quantities that are not less than 80% nor more than 120% of the quantities ordered shall be accepted by RPR as satisfactory performance under this Agreement.

          5. The purchase price for each Unit ("Purchase Price") purchased from GPI shall be twenty percent (20%) of the Net Sales Price as determined by
Article II.B. 6 and 7 below.

          6. The parties shall use the Invoice Price (defined below) for purposes of invoicing and shipping the Product. The charges applicable to each shipment of Product shall be separately invoiced by GPI at the time of shipment, or if shipment is made into quarantine as contemplated by Article II.E.1., then, at the time of release of such shipment from quarantine pursuant to delivery by GPI to RPR of a certificate of analysis relating to such shipment. Payment shall be made within thirty (30) days after RPR's receipt of a properly executed invoice. As used herein, the term "Invoice Price" shall mean the invoice price for the Product when shipped by GPI to RPR, which Invoice Price shall initially be twenty percent (20%) of the estimated Net Sales Price for the Units shipped, as estimated in good faith by RPR, and which may be changed by GPI on a quarterly basis to an amount equal to twenty percent (20%) of the actual Net Sales Price of the Units shipped during the calendar quarter immediately preceding the calendar quarter in which the change is made.

          7. The parties shall, on a calendar quarter basis, reconcile the Invoice Price initially charged to RPR to the Purchase Price as follows. RPR shall provide to GPI no later than the thirtieth (30th) day after the end of each calendar quarter RPR's calculation (along with a summary of the sales and/or transfers on which such calculation is based) of the total Net Sales Prices for the Products along with a calculation of the difference between 20% of such amount and the actual Invoice Prices charged. The total Net Sales Prices shall be based upon the total Product (excluding Units shipped in accordance with Article II.B.8. of this Agreement) sold by RPR, its Affiliates, or un-Affiliated distributors permitted by the Marketing Rights Agreement during such calendar quarters. If such calculation indicates that the aggregate Invoice Prices exceeded the aggregate Purchase Prices during such quarters, then (1) RPR may credit such excess amount against RPR's future payment obligation to GPI for purchase of Products under this Agreement or (2) if there are no more future payment obligations therefor, GPI shall
















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issue a check to RPR within ten (10) business days of receipt of such calculation of such amount or, at RPR's option. If such calculation indicates that the aggregate Invoice Prices was less than the aggregate Purchase Prices during such quarters, then RPR shall submit such amount to GPI when it provides such calculation to GPI. For purposes of this Agreement, calendar quarters commence on each January 1, April 1, July 1 and October 1.

          8. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, GPI shall supply those quantities of Product needed from time to time (i) in connection with any clinical study that is conducted by or on behalf of RPR and has been approved by the Governance Committee (as defined in the Marketing Rights Agreement), at no charge to RPR, (ii) to fulfill requests made that are approved by the Governance Committee in accordance with the compassionate use policies approved by such Governance Committee at no charge to RPR, and (iii) to fulfill requests made on behalf of uninsured or financially needy patients, where the Governance Committee has determined that fulfilling such requests is appropriate under the prevailing circumstances, at one-half of the Purchase Price (i.e. at 10% of Net Sales Price).

          9. All shipments of the Product shall be shipped to one RPR U.S. distribution center which shall be mutually agreed by the parties and a single second site for non-U.S. distribution which shall also be mutually agreed by the parties. The parties will work together to develop mutually acceptable procedures for packaging and other logistical issues relating to the Product to be marketed outside the U.S. All shipments shall be F.O.B. GPI's U.S. manufacturing facility or other shipping point, and shall be accompanied by a packing slip which describes the Product, states the purchase order number and shows the shipment's destination (as specified above). Title and risk of loss or damage to any Product sold by GPI to RPR hereunder shall pass to RPR upon delivery by GPI to the carrier at the F.O.B. point. RPR shall use its best efforts to designate a carrier at the time of entry of each purchase order with GPI, provided, however, that if RPR fails to designate a carrier on its purchase order, GPI may select a carrier for the account and risk of RPR. For the purposes of this Agreement, a timely shipment shall be a shipment made by GPI, through RPR's carrier, a common carrier, or other method designated by and for the account and at the expense of RPR no later than ten (10) business days from the shipment date set forth in the applicable purchase order.


























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     C.   RECORDS AND AUDIT RIGHTS.

          1. RPR shall maintain, and cause to be maintained by its Affiliates and other parties to which RPR or its Affiliates may grant marketing, sales and distribution rights under the Marketing Rights Agreement, complete and accurate books and records with respect to the Net Sales Price, Purchase Price and Invoice Price payable by RPR under this Agreement and the transactions contemplated herein, along with such other reconciliation and other information as may be necessary to calculate and verify all consideration paid or payable by RPR under this Agreement and the transactions contemplated herein. RPR shall maintain the books and records in accordance with generally accepted accounting principles and for a period of three (3) years after the submission of each report required to be submitted by RPR to GPI under this Agreement; provided, however, that if there is a good faith dispute between the parties continuing at the end of any such three (3) year period with respect to such books or records, then the time period for RPR to maintain such books and records under dispute shall be extended until such time as the dispute is finally resolved.

          2. GPI shall have the right to nominate an independent accountant acceptable to and approved by RPR (which approval shall not be unreasonably withheld or delayed) who shall have access to the relevant RPR records during reasonable business hours for the purposes of verifying, at GPI's expense, the Net Sales, the Net Sales Price, Purchase Price and Invoice Price provided for in this Agreement for any of the preceding three (3) years, but this right may not be exercised more than once in any year. GPI shall solicit or receive only information relating to the accuracy of the information and the payments made. RPR shall be entitled to withhold approval of an accountant which GPI nominates unless the accountant agrees to sign a confidentiality agreement with RPR which shall obligate such accountant to hold the information he receives from RPR in confidence, except for information necessary for disclosure to GPI, necessary to establish the accuracy of the reports and amounts paid to GPI. Such audit rights shall survive for three (3) years after the expiration or termination of this Agreement.

          3. Any underpayment shall be paid within thirty (30) days of the delivery of a detailed written accountant's report to the parties hereto. Any overpayment shall be credited to the next payment due from RPR. If no further payments from RPR will be due then a refund will be made within sixty (60) days of the audit. Notwithstanding Article II.C.2. above, if any audit as contemplated above shows an underpayment by RPR of an amount greater than ten percent (10%) of the amount paid, the fees and costs of such audit shall be for the account of RPR.

          4. The provisions of this Article II.C. shall survive the expiration or sooner termination of the term of this Agreement.

     D.   LABELLING AND PACKAGING.

          1.   RPR shall supply to GPI in ready-to-use form the labels and














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package inserts for the Product, in volumes sufficient to fulfill all orders placed by RPR, together with any applicable Specifications in order for GPI to perform quality control procedures to ensure conformity with all applicable Regulatory Approvals, within a reasonable period of time prior to the first and each subsequent order by RPR, which period shall not in any event be less than sixty (60) days prior to the shipment date of finished Product specified in RPR's firm order. When provided, the Labelling/Packaging Specifications shall become part of the Specifications of the Product. RPR represents and warrants that the labels and other Labelling/Packaging Specifications provided to GPI shall be in full conformity with Regulatory Approvals and all applicable laws and regulations. On the packaging for the Product, RPR shall identify GPI as the manufacturer of the Product.

          2. In the event some or all of the Labelling/Packaging Specifications are required for GPI's Regulatory Filings with the FDA for the Product, then RPR shall provide such portion of the Labelling/Packaging Specifications as may be required for such Regulatory Filings. GPI shall use its best efforts to provide RPR at least thirty (30) days advance notice of its requirements for the Regulatory Filings, provided that RPR agrees to use commercially reasonable efforts and to cooperate with GPI to supply Labelling/Packaging Specifications for Regulatory Filings as soon as practicable.

          3. GPI acknowledges that RPR is the exclusive owner of and has all rights to the trademarks, copyrights, plans, ideas, names, slogans, artwork and all other intellectual property that appear on or are otherwise used by RPR in connection with the Product, except as provided in the next sentence. RPR acknowledges that such ownership rights do not extend to the trademark GLIADEL(R), the names "Guilford Pharmaceuticals Inc.", "GPI Holdings Inc." or variations thereof or any of GPI's or GPI Holdings, Inc.'s proprietary formulae or other proprietary information or intellectual property rights and nothing in this Agreement shall be considered a license or sublicense of any such rights, nor shall such ownership rights extend to the labelling and packaging requirements specified by the FDA or any other governmental or regulatory authority.





























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     E.   INSPECTION OF SHIPMENTS.

          1. GPI will be responsible for quality control testing and formal release of Product, and will provide RPR with a certificate of analysis for all batches of Product shipped to RPR in accordance with the NDA. Delivery of any Product by GPI to RPR shall constitute a certification by GPI that the Product conforms to the Specifications, except in the case of quarantined shipments, described below. GPI may ship Product to RPR directly from GPI's vendor providing sterilization services, and RPR agrees to accept delivery for Product, in quarantine. RPR shall store all Product in controlled conditions as specified in the Product Specifications and Labelling/Packaging Specifications. In the event a shipment is delivered in quarantine, RPR will extract and deliver to GPI samples of the quarantined shipment pursuant to agreed-upon procedures for quality control testing by GPI. Upon satisfactory completion of such quality control procedures, GPI will release such shipment by delivering to RPR a written notice releasing such shipment, accompanied by a certificate of analysis pertaining to such shipment. In the case of quarantined shipments, such release by GPI will constitute a certification by GPI that the Product conforms to the Specifications. GPI will have the right at reasonable times and on reasonable notice to inspect RPR's distribution center for compliance with the aforementioned conditions for storage and treatment of quarantined shipments, but such right may not be exercised more than once in any 12 month period. Such inspection shall be conducted at GPI's sole cost and expense in a manner so as to minimize disruption of RPR's business operations.

          2. Upon receipt of each shipment of Product by RPR at the destination specified in the shipping instructions, RPR agrees to inspect promptly each shipment to determine whether any portion of it does not conform with the applicable Purchase order or the Specifications. In the event that any portion of any shipment fails to conform to the applicable purchase order, the Specifications or the warranties set forth in Article III.B.1. hereof, RPR may reject the non-conforming portion of Product by giving written notice to GPI within thirty (30) days of RPR's receipt of such shipment or, if the shipment is a quarantined shipment as specified above, after receipt of a certificate of analysis as so specified. Such notice shall specify the manner in which Product fails to meet the applicable purchase order, Specifications or warranties. Failing such notification, RPR shall be deemed to have accepted the shipment of Product, except as to latent defects which could not have been detected in such 30 day period. Such acceptance by RPR shall not be deemed to be a waiver by RPR of any of the representations or warranties made by GPI in
Article III.B.1. hereof.

          3. Upon giving GPI such notification of non-conformance, RPR shall provide GPI with a reasonable opportunity to inspect the Product and make any appropriate adjustment or replacement. In all cases in which the parties agree that there is a shortage or non-compliance, GPI, at its own cost, shall forthwith make up the shortage, if appropriate, or replace any non-conforming Product, as directed by RPR, to be shipped to RPR at GPI's expense. Any non-conforming Product shall, at GPI's direction and














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expense, either be returned by RPR to GPI or destroyed by RPR (and certified as so destroyed by RPR). Any dispute regarding the proper rejection of a shipment shall be submitted for testing to an independent laboratory to be mutually agreed upon. If the independent laboratory finds that the shipment in question or any part of it does not comply in all material respects with the Specifications or is otherwise defective, GPI shall promptly and without cost to RPR, supply RPR with the same quantity of Product as the quantity found to be in non-compliance or defective. GPI's supply of substitute Product which conforms to the Specifications shall satisfy and discharge any claims or potential claims of RPR against GPI with respect to non-complying Product in that shipment. During the pendency of a dispute that requires settlement by an independent laboratory, GPI shall promptly replace the portion of the shipment under dispute until such time as the dispute is resolved.

          4. The parties agree to be bound by the laboratory's report. Costs of the independent laboratory's activities shall be borne by RPR if the Product in question is found to comply with the Specifications, and by GPI if such Product is found not to comply with the Specifications. GPI shall complete the adjustment or replacement within sixty (60) days of proper notification by RPR, and shall credit RPR's account for the Product rejected.

     F.   INSPECTION OF THE PRODUCT FACILITY.

          1. RPR shall have the right, upon reasonable advance notice and during regular business hours, to inspect and audit the facilities (including any facilities of sub-contractors) being used by GPI for production of the Product to assure compliance with applicable laws, rules and regulations, including without limitation FDA Standards, applicable portions of the NDA for the Product and GPI quality control procedures ("Relevant Standards"). Such inspection and audit shall be conducted at RPR's sole cost and expense in a manner so as to minimize disruption of GPI's business operations.

          2. GPI shall, within sixty (60) days after GPI's receipt of written notice from RPR detailing any deficiencies which may be noted in any such audit which relate to the Relevant Standards use good faith efforts to remedy such deficiencies, and submit a plan to the Governance Committee outlining steps proposed to be taken. Failure by GPI to submit such a plan within such 60-day period shall give RPR the right to take the steps specified in Article III.H.7. Any plan timely submitted shall meet the requirements of the second sentence of Article III.H.2. and shall be treated as a Recovery Plan for purposes of Article III.H., including the provisions of Article III.H. 5, 6, 7, 8 and 9.

          3. GPI acknowledges that the provisions of this Article II.F. granting RPR certain audit rights shall in no way relieve GPI of any of its obligations under this Agreement, nor shall such provisions require RPR to conduct any such audits.

     G.   RECALLS.

          In the event any governmental agency having applicable jurisdiction shall order, or it shall otherwise become necessary to perform, any corrective action or market action with respect to the Product supplied hereunder, including any recall, field correction, market withdrawal, stock recovery, customer notice or restriction, RPR shall have the exclusive responsibility to appropriately manage such action and, if the cause of such corrective action or market action is due to a breach by GPI of any of its warranties, representations, obligations, covenants or agreements contained herein, then GPI shall be liable, and shall reimburse RPR for the reasonable costs of such action, including the cost of the Product affected thereby and reasonable attorneys' fees and expenses. If the cause of such corrective action or market action is due to a breach by RPR of any of its warranties, representations, obligations, covenants or agreements contained herein, then RPR shall be liable for the costs of such action. If each of GPI and RPR are partly responsible for such breach, each party shall be responsible for its proportionate share of such costs. If neither party is responsible for such breach, both parties will share equally the costs. RPR will also be exclusively responsible for handling all customer complaints, inquiries and the like, and GPI will appropriately cooperate with RPR concerning the same. The provisions of this Article II.G. shall survive the expiration or sooner termination of the term of this Agreement.

     H.   INITIAL FORECAST AND MANUFACTURING PLAN.

          1. Within thirty (30) days of the date of this Agreement, RPR shall deliver to GPI the first 24 month rolling forecast described in Article II.B.1. above. Within ninety (90) days of the date of this Agreement, and in any case no sooner than sixty (60) days following GPI's receipt from RPR of such initial forecast, GPI will submit to RPR its one and two year manufacturing capability plan (the "Manufacturing Plan") for completing facilities for producing the GLIADEL Product in conformity with the terms and conditions of this Agreement. Such Manufacturing Plan may assume that availability of proceeds from the loans under the conditions contained in the Loan Agreement. RPR shall promptly review the Manufacturing Plan and confer with GPI respecting any mutually agreeable revisions to the Manufacturing Plan. Notwithstanding RPR's review of such procedures, it is expressly acknowledged that GPI shall be solely responsible for complying with its obligations under this Agreement.

          2. At reasonable intervals after the date hereof, GPI shall allow RPR to audit or have audited the manufacturing facilities that GPI shall use to produce the GLIADEL Product to confirm that such facilities are adequate to meet the requirements of RPR's current rolling 24 month forecast and the Manufacturing Plan. Such audit where possible will take place at the same time as any audit contemplated in Article II.F. above.

                                  ARTICLE III

III. GENERAL TERMS AND CONDITIONS

     A. CONFIDENTIALITY. All confidential information of either party disclosed to the other shall be governed by the confidentiality provisions of
Section IV.A of the Marketing Rights Agreement.

     B.   REPRESENTATIONS AND WARRANTIES.

          1.   GPI represents and warrants to RPR that:

               a. All Product supplied by GPI to RPR shall be manufactured in accordance with and shall conform to the Specifications assuming handling and storage of such Product in accordance with the Specifications following delivery of such Product to a commercial carrier at GPI's shipping point;

               b. All Product supplied by GPI to RPR shall be manufactured in accordance with all applicable laws, rules and regulations including, without limitation, all FDA Standards and all applicable portions of the NDA for the Product;

               c. All Product supplied by GPI to RPR shall not be adulterated or misbranded within the meaning of Section 301 of the Act; and no Product shall be or become an article which may not be introduced into interstate commerce under the provisions of Section 505 of the Act;

               d. All Product shall be sold to RPR free and clear of any liens, claims and encumbrances of any nature except as contemplated herein and the GPI License Agreements, provided that nothing herein shall limit GPI from financing its inventory via encumbrances thereon until the point of delivery of Product to a commercial carrier F.O.B. GPI's shipping point;

               e. This Agreement, when executed and delivered by GPI, will be the legal, valid and binding obligation of GPI, enforceable against GPI in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and by general principles of equity;

               f. Upon compliance by the parties with any applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement by GPI do not and will not
                    (i) conflict with, or constitute a breach or default under, its charter documents or any material agreement, contract, commitment or instrument to which it is a party, (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority; and

               g. There is no action or proceeding pending or, insofar as GPI knows, threatened against GPI or any of its Affiliates before any court, administrative agency or other tribunal which could impact upon GPI's right, power and authority to enter into this Agreement, to carry out its obligations hereunder, or which might have. a material adverse effect on GPI's business or condition, financial or otherwise, or GPI's operation of any business.

          2.   RPR represents and warrants to GPI that:

               a. This Agreement, when executed and delivered by RPR, will be the legal, valid and binding obligation of RPR, enforceable against RPR in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and by general principles of equity;

               b. Upon compliance by the parties with any applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement by RPR do not and will not
                    (i) conflict with, or constitute a breach or default under, its charter documents or any material agreement, contract, commitment or instrument to which it is a party,
                    (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority; and

               c. There is no action or proceeding pending or, insofar as RPR knows, threatened against RPR or any of its Affiliates before any court, administrative agency or other tribunal which could impact upon RPR's right, power and authority to enter into this Agreement, to carry out its obligations hereunder, or which might have. a material adverse effect on RPR's business or condition, financial or otherwise, or RPR's operation of any business.

          3. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER GPI NOR RPR MAKES ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING ANY IMPLIED WARRANTIES OF
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

          4. The provisions of this Article III.B. shall survive the expiration or sooner termination of the term of this Agreement.

     C.   INDEMNIFICATION.

          1. In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

               a. Each of GPI and GPI Holdings, jointly and severally, shall defend, indemnify and hold RPR, its Affiliates, and their respective officers, directors, agents, employees and shareholders (collectively, "RPR Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys' fees), which the RPR Indemnitees may incur or suffer, and all deficiencies, actions (including without limitation, any proceedings to establish insurance coverage), claims, suits, legal, administrative, arbitration, governmental or other proceedings or investigations, and judgments, with which any of them may be faced arising out of (1) any breach by GPI of any representation or warranty made by GPI in this Agreement or any breach by GPI or GPI Holdings in the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by GPI or GPI Holdings; (2) any negligent or otherwise tortious act or omission by GPI or GPI Holdings in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by GPI or GPI Holdings; and (3) the enforcement by the RPR Indemnitees of their rights under this Article IIIC.1.a.

               b. RPR shall defend, indemnify and hold each of GPI and GPI Holdings, its Affiliates, and their respective officers, directors, agents, employees and shareholders (collectively, "GPI Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys'
     fees), which the GPI Indemnities may incur or suffer, and all deficiencies, actions (including without limitation, any proceedings to establish insurance coverage), claims, suits, legal, administrative, arbitration, governmental or other proceedings or investigations, and judgments, with which any of them may be faced arising out of (1) any breach by RPR of any representation or warranty made by RPR in this Agreement or any breach by RPR in the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by RPR; (2) any negligent or otherwise tortious act or omission by RPR in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by RPR; and (3) the enforcement by the GPI Indemnitees of their rights under this Article III.C.1.b.

               c. If any action, claim, suit, proceeding or investigation arises as to which a right of indemnification provided in this Article III.C.1. applies, the GPI Indemnitee or RPR Indemnitee, as the case may be (the "indemnified party"), shall promptly notify the party obligated under this Article III.C.1. to indemnify the indemnified party (the "indemnifying party") thereof in writing, and allow the indemnifying party and its insurers the opportunity to assume direction and control of the defense against such action, claim, suit, proceeding or investigation, at its sole expense, including without limitation, the settlement thereof at the sole option of the indemnifying party or its insurers to the extent that the indemnified party's liability is not thereby invoked. The indemnified party shall cooperate with the indemnifying party and its insurer in the disposition of any such matter and the indemnified party will have the right to participate in the defense of any action, claim, suit, proceeding or investigation as to which this Article III.C.1. applies, with separate counsel at its election and at its own expense. If the indemnifying party fails or declines to assume the defense of any such action, claim, suit, proceeding or investigation within thirty (30) days after notice thereof, the indemnified party may assume the defense thereof for the account and at the risk of the indemnifying party. The indemnifying party shall pay promptly to the indemnified party any losses, obligations, liabilities, penalties, damages, judgments, reasonable costs and expenses (including reasonable legal fees) to which the indemnity under this Article III.C.1. relates, as incurred.

          2. The parties desire to separately allocate between themselves the risks and costs of any product liability claims from third parties with respect to the Product (whether related to the safety or efficacy of the Product or arising out of alleged defects in materials, design or workmanship of the Product or the use, marketing, advertising, promotion, or distribution of the Product, but excluding those claims (1) for which GPI and GPI Holdings are obligated to defend, indemnify and hold the RPR Indemnities harmless under
Article III.C.1.a., and (2) for which RPR is obligated to defend, indemnify and hold the GPI Indemnities harmless under Article III.C.1.b.) (hereafter, a "Product Liability Claim"). Any losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys' fees), arising out of a Product Liability Claim shall be shared equally by RPR and Guilford. If either party becomes aware of a Product Liability Claim, it shall promptly notify the other party of such matter, and provide copies of any notices, claims, letters or other information which such party received or possesses in connection with such Product Liability Claim. Each party shall reasonably cooperate with the other party with respect to the defense and resolution of any such Product Liability Claim.

          3. The provisions of this Article III.C. shall survive the expiration or sooner termination of the term of this Agreement.

     D.   TERM.

          1. Subject to Article III.D.3. and 4. below, the term of this Agreement shall commence on the Effective Date and shall continue on a country-by-country basis, subject to the respective termination rights of RPR and GPI expressly set forth in this Agreement, until the termination of the Marketing Rights Agreement for any reason.

          2. The following shall survive the expiration or sooner termination of the term of this Agreement: any payment obligations of the parties hereunder accruing prior to the date of expiration or termination; and any other provision herein expressly surviving expiration or termination or necessary to interpret the rights and obligations of the parties in connection with the expiration or termination of the term of this Agreement.

     3. In the event of a Change in Control of GPI, RPR shall have the right to terminate this Agreement on 30 days' notice.

     4. If on or before the first anniversary of the Effective Date, RPR has not received a copy of (a) the written approval letter from the FDA for the Regulatory Approval of the GLIADEL Product for the indication of recurrent form(s) of malignant glioma, including glioblastoma multiforme, in the United States (which Regulatory Approval allows the release of the GLIADEL Product into commerce), or (b) the written approval letter from the FDA for the Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme (unqualified by any limitation to the recurrent form(s) or malignant glioma), in the United States, RPR shall have the right to terminate the term of this Agreement, exercisable by giving Guilford thirty (30) days prior written notice thereof.

     E.   EVENTS OF DEFAULT.

          1. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement:

               i.   either party becomes the subject of a Bankruptcy Event; or

               ii. either party breaches any material provision of this Agreement, the Marketing Rights Agreement, the Stock Purchase Agreement or the Loan Agreement, or defaults in the performance or observance of any material provision of this Agreement, the Marketing Rights Agreement, the Stock Purchase Agreement or the Loan Agreement, and fails to remedy such breach or default within sixty (60) days after receipt of notice thereof (except in the case of a failure to pay any amounts due, in which event the default if such payment is not received within 10 business days of the due date, shall give rise to an Event of Default unless the parties otherwise agree).

          2. Notwithstanding the foregoing Article III.E.1.ii., in the event of a breach or default which cannot be remedied within such sixty (60) day period (other than a failure to make payment as provided herein or to supply the Product as required hereunder), so long as the breaching/defaulting party is diligently attempting to remedy such breach or default, an Event of Default shall not have occurred until four (4) months after notice of such breach or default and only if such breach or default is not cured during such period.

          3. Each party agrees to pay to the other party interest at the Overdue Interest Rate (defined below) on all payment obligations owed to such other party that are not paid within 15 days after the due date for such payment, such interest to accrue from the 16th day after the due date to the date of payment. As used herein, the term "Overdue Interest Rate" means the "Cost of Funds" (as defined in the Loan Agreement), expressed as a per annum interest rate, plus three percent (3%) per annum.

     F.   REMEDIES.

          1. Immediately upon the occurrence of any Event of Default by GPI pursuant to Article III.E.1. or E.2. (if the Event of Default is under Article III.E.2. and it involves a Supply Interruption (defined below), such Event of Default must involve a willful act or failure to act by GPI to be covered by this Article III.F.1.; and Events of Default by GPI under Article III.E.2. that involve a Supply Interruption but no willful act or failure to act by GPI are subject to the provisions of Article III.H. below), then RPR shall have the option, in its sole discretion, exercisable by written notice to GPI, to
(a) treat such event as one giving rise to the remedies set forth in Article III.H.7. hereof or (b) terminate this Agreement and pursue any and all remedies available to RPR including, without limitation, the right to seek to recover from Guilford any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits and direct damages).

          2. Immediately upon the occurrence of any Event of Default by RPR pursuant to Article III.E.1. or E.2., Guilford shall have the right to terminate this Agreement by delivering written notice thereof to RPR. If Guilford so terminates this Agreement, then Guilford shall also have the right to pursue any and all remedies available to Guilford at law or in equity including, without limitation, the right to seek to recover from RPR any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits, and direct damages).

          3. The parties expressly acknowledge that the remedy provisions contained in this Section are reasonable, considering the intended nature and scope of this Agreement, and considering the investments and undertakings required on the part of the parties in connection herewith.

          4. Upon termination of this Agreement by Guilford, RPR shall have one hundred eighty (180) days in which to sell out its stock of any Product it possesses or has committed to purchase under this Agreement (it being understood that RPR's payment obligations under this Agreement shall continue to apply to any such sales).

          5. If either party terminates this Agreement in accordance with the terms herein, the terminating party shall owe no penalty or indemnity to the terminated party on account of such termination.

     G.   FORCE MAJEURE.

          The obligations of GPI and RPR hereunder shall be subject to any delays or non-performance caused by: acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; regulatory, governmental, or military action or inaction; strikes, lockouts or labor trouble; perils of the sea; or failure or delay in performance by third parties, including suppliers and service providers; or any other cause beyond the reasonable control of either party ("Force Majeure Event"). The party which is not performing its obligations under this Agreement as a result of any such event of Force Majeure shall use commercially reasonable efforts to resume compliance with this Agreement as soon as possible.

     H.   INTERRUPTIONS IN SUPPLY.

          1. As used in this Article III.H., the term "Supply Interruption Trigger Event" shall mean any of the following events:

               (a) any Force Majeure Event (as defined above) which results in an interruption in supply of Product to RPR or in GPI being unable to fulfill its obligation to supply Product to RPR in accordance with the provisions of Article II of this Agreement (a "Supply Interruption");

               (b) any event or circumstance which (i) is not a Force Majeure Event, (ii) is not caused by and does not result from a willful act or failure to act by GPI or a Bankruptcy Event involving GPI, and (iii) results in a Supply Interruption; or

               (c) GPI receives written notice from RPR of a breach by GPI of GPI's obligation to supply Product to RPR in accordance with the provisions of
Article II of this Agreement, provided that such breach is not caused by and does not result from a willful act or failure to act by GPI or a Bankruptcy Event involving GPI (a "Non-Willful Supply Breach").

          2. GPI shall, within 60 days after the occurrence of any Supply Interruption Trigger Event, (a) in good faith prepare a plan (the "Proposed Recovery Plan") detailing the steps to be taken and implemented by GPI in order to eliminate the Supply Interruption or cure the Non-Willful Supply Breach as soon as possible, and (b) submit the Proposed Recovery Plan to the Governance Committee (as defined in the Marketing Rights Agreement). The Proposed Recovery Plan (a) may identify those portions of the Proposed Recovery Plan which constitute "Critical Milestones" (material stages in the plan, the failure to meet would render the Proposed Recovery Plan unattainable) to be met by GPI, and the time period required to complete such Critical Milestones, and (b) will identify the time period required to complete the Proposed Recovery Plan.

          3. If GPI fails to submit a Proposed Recovery Plan to the Governance Committee within 60 days after the occurrence of any Supply Interruption Trigger Event, RPR shall be entitled to immediately exercise its rights and remedies under Article III.H.7. below.

          4. The Governance Committee shall (a) promptly meet to review the Proposed Recovery Plan and (b) as soon as possible, and in any event within thirty (30) days after the date that GPI submits the Proposed Recovery Plan to the Governance Committee, develop and approve a final plan (the "Recovery Plan") detailing the steps to be taken and implemented in order to eliminate the Supply Interruption or to cure the Non-Willful Supply Breach as soon as possible, including (i) Critical Milestones, if any, in such Recovery Plan and the respective dates by which such Critical Milestones are required to be completed, and (ii) the date by which the Recovery Plan must be completed. The Governance Committee shall promptly deliver copies of the Recovery Plan to each of GPI and RPR. If the Governance Committee is unable to approve a Recovery Plan within such 30-day period, the matter shall be submitted to arbitration in accordance with the procedures set forth in
Article III.H.10. of this Agreement.

          5. If the Recovery Plan calls for GPI to perform the Recovery Plan, GPI shall use commercially reasonable efforts to implement, perform and complete the Recovery Plan in accordance with its terms. Upon the occurrence of any of the following acts, events or occurrences, RPR shall be entitled to immediately exercise its rights and remedies under Article III.H.7. below:

               (a)  if GPI abandons its performance of the Recovery Plan;

               (b) if GPI fails for any reason whatsoever to complete any of the Critical Milestones set forth in the Recovery Plan by the required completion date for such Critical Milestone, as set forth in the Recovery Plan; or

               (c) if GPI fails for any reason whatsoever to complete the Recovery Plan by the required completion date, as set forth in the Recovery Plan.

          6. If the Recovery Plan calls for RPR to perform the Recovery Plan, RPR shall be entitled to immediately exercise its rights and remedies under Article III.H.7. below.

          7. Immediately upon the occurrence of any of the acts, events or occurrences specified in Article III.H.3., 5. or 6. above or the occurrence of any Event of Default by or involving GPI of the type described in Article III.F.1., RPR shall have the right and option, upon written notice to GPI (a "RPR Manufacturing Notice") to either manufacture itself the Product or to have a third party so manufacture the Product. In addition, upon the occurrence of (a) the failure of GPI specified in Article III.H.3., (b) an abandonment by GPI specified in Article III.H.5.a., or (c) any failure by GPI specified in Article III.H.5.b. or c. that is caused by a willful act or failure to act by GPI, or (d) any Event of Default by or involving GPI of the type described in Article III.F.1., RPR shall have the right to terminate this Agreement, exercisable by including notice of termination in the RPR Manufacturing Notice (if RPR exercises such right of termination, RPR's rights under this Article III.H.7. to manufacture the Product or have the Product manufactured for RPR will be coterminous with the Marketing Rights Agreement). Upon delivery of the RPR Manufacturing Notice, (a) RPR shall be entitled to manufacture the Product itself and shall have a royalty-free, non-exclusive license in, to and under the Patents and Guilford's Know-How to make, have made and use the Product throughout the Territory for use in the Field during the term of the Marketing Rights Agreement, as well as all rights to use and cross-reference GPI's Regulatory Filings in connection with RPR's exercise of such license rights, and (b) GPI shall deliver to RPR, within five business days after GPI's receipt of the RPR Manufacturing Notice, a true and complete copy of the current Process Descriptions for the Product and all the Regulatory Filings made by GPI relating to the Product, which may be used by RPR solely in connection with the exercise of such license rights. GPI shall provide such assistance and other information as shall be necessary in order for RPR to manufacture itself or have someone else manufacture the Product.
In the event that RPR uses a third party manufacturer for the Product pursuant to this clause, RPR shall require such third party to be bound by the same confidentiality provisions as are contained in this Agreement. Nothing in this Article III.H.7. (including any termination of this Agreement by RPR as provided above) shall be deemed to relieve RPR of its obligation to pay Net Sales Fees and Research and Development Fees under the Marketing Rights Agreement.

          8. In the event that manufacture of the Product is undertaken by or on behalf of RPR as a result of RPR exercising its rights thereto under
Article III.H.7., and RPR did not terminate this Agreement pursuant to its right under Article III.H.7., then upon the elimination of the Supply Interruption or Non-Willful Supply Breach, GPI shall have the right to resume supply of the Product under this Agreement; provided, however, that resumption of such supply shall be subject to any agreement or other arrangement RPR shall have entered into in order to obtain supply of such Product (it being understood that RPR will use commercially reasonable efforts to negotiate, to the extent possible, such agreement or arrangement to enable GPI to resume supply when it is able and shall not voluntarily renew or extent any such arrangement); and provided further, however, that GPI shall be obligated to reimburse RPR for those costs it incurred in order to obtain supply of such Product (either directly incurred or those paid to a third party).

          9. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if for any reason whatsoever any Supply Interruption or Non-Willful Supply Breach is not eliminated or cured on or before the first anniversary of the corresponding Supply Interruption Trigger Event, RPR shall have the right to terminate this Agreement, exercisable by delivering written notice thereto to GPI, provided that any such termination is contemporaneous with termination of the Marketing Rights Agreement.

          10. Notwithstanding anything contained in this Agreement or the Marketing Rights Agreement to the contrary, if any dispute arises between the parties relating to or arising out of this Article III.H., such dispute shall be submitted to J.A.M.S./Endispute for final binding arbitration pursuant to J.A.M.S./Endispute's Arbitration Rules for Expedited Arbitration then in effect. Such arbitration shall be conducted by a single arbitrator in Wilmington, Delaware. The parties agree that, if available from J.A.M.S./Endispute, they will request the services of a retired judge (from an appellate level state or federal court if possible, even if it may be necessary to import such a judge from another jurisdiction) acceptable to the parties hereto to serve as the arbitrator, applying the applicable law, and that they will require such arbitrator to furnish a written decision in reasonable detail setting forth the bases in fact and law for the arbitrator's decision. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Article III.H.10. In any such proceeding, the arbitrator shall have the right to consider, as an appropriate remedy for RPR, the remedies set forth in Article III.H.7. above. The parties agree that the decision of the arbitrator shall be final and binding on the parties.

     I.   CERTAIN COVENANTS OF GPI.

          During the term of this Agreement, GPI and its Affiliates shall:

          i. Refer to RPR all customers' inquiries and correspondence which it receives relating to the sale of the Product in the Territory, as well as all customer complaints, adverse reaction information or notifications, correspondence, etc., with respect to the use of the Product;

          ii. Use commercially reasonable efforts to maintain at all times manufacturing capacity and capabilities which shall allow it to satisfy the provision of this Agreement and timely supply the Product to RPR as contemplated under this Agreement;

          iii. Adhere in all material respects to all laws, rules and regulations applicable to the manufacture, storage, packaging and sale to RPR of the Product under this Agreement including, without limitation, all FDA Standards and all applicable portions of the NDA for the Product;

          iv. Refer promptly to RPR any leads concerning prospective customers in the Territory which come to the attention of GPI during the term of this Agreement; and

          v. Procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with GPI's activities as contemplated hereby which policies shall provide for the type of insurance and amount of coverage as may be approved by the Governance Committee from time to time and, upon RPR's request, provide to RPR a certificate of coverage or other written evidence reasonably satisfactory to RPR of such insurance coverage.

     J.   CERTAIN COVENANTS OF RPR.

          During the term of this Agreement, RPR and its Affiliates shall inform GPI of all material written adverse reaction information or notifications, with respect to the use of the Product, as well as written customer complaints or correspondence regarding the manufacture of the Product.

     K.   COVENANTS OF EACH PARTY.

          Each party will consult, cooperate and collaborate with the other in making any changes in the manufacturing process that would affect potency, purity or quality of the Product.


                                  ARTICLE IV

IV.  CONDITIONS

     A. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Agreement and the rights and obligations of RPR and GPI under this Agreement are subject to the execution and delivery of the Marketing Rights Agreement, the Stock Purchase Agreement and the Loan Agreement by RPR and GPI simultaneously with the execution and delivery of this Agreement by RPR and GPI.


                                   ARTICLE V

V.   MISCELLANEOUS

     A. INDEPENDENT CONTRACTOR. In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have the authority to obligate the other party in any respect, and neither party shall hold itself out as having any such authority. All personnel of GPI shall be solely employees of GPI and shall not represent themselves as employees of RPR. All personnel of RPR shall be solely employees of RPR and shall not represent themselves as employees of GPI.

     B. ASSIGNMENT. Neither GPI nor RPR may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party.

     C. BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other Person any benefit or any legal or equitable right, remedy or claim.

     D. AMENDMENTS. This Agreement may only be modified, amended or supplemented by an instrument in writing executed by GPI and RPR.

     E. WAIVERS. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

     F. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, air courier, or registered or certified mail, return receipt requested, addressed as follows:

          if to GPI to:

               Guilford Pharmaceuticals Inc.
               6611 Tributary Street
               Baltimore, Maryland  21224
               Attention:  President and Chief Executive Officer
               Fax:  (410) 631-6338

          if to RPR to:

               Rhone-Poulenc Rorer Pharmaceuticals Inc.
               500 Arcola Road
               P.O. Box 1200
               Collegeville, Pennsylvania  19428-0107
               Attention:  General Counsel
               Fax:  (610) 454-3807

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such communication shall be deemed to have been delivered (i) when delivered, if delivered personally, (ii) when sent (with confirmation received), if sent by facsimile transmission on a business day, (iii) on the first business day after dispatch (with confirmation received), if sent by facsimile transmission on a day other than a business day, (iv) on the second business day after dispatch, if sent by air courier, and (v) on the fifth business day after mailing, if sent by mail.

     G. COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     H. HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     I. GOVERNING LAW. This Agreement and any claims, disputes or causes of action relating to or arising out of this Agreement, shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

     J. SEVERABILITY. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.

     K. ENTIRE AGREEMENT. This Agreement, including all Exhibits hereto, the Marketing Rights Agreement, Stock Purchase Agreement and the Loan Agreement, constitute the entire agreement between the parties relating to subject matter of this Agreement and supersede all prior or simultaneous representations, discussions, negotiations, and agreements relating to such subject matter, whether written or oral, including without limitation, the Confidentiality Agreement dated as of February 29, 1996 between GPI and RPR.

     L.   DISPUTES.

          1. Notwithstanding anything contained in this Agreement or the Marketing Rights Agreement to the contrary, if any dispute arises between the parties relating to or arising out of this Agreement (except pursuant to Article III.H. hereof, which shall be governed by the provisions stated in
Article III.H.10.), appropriate representatives of the parties shall first use commercially reasonable efforts to negotiate in good faith a resolution of the dispute as expeditiously as is reasonably practicable.

          2. If such representatives of the parties are unable to resolve the dispute within 15 business days after each party has been apprised of the dispute, either party shall have the right, exercisable by delivering written notice thereof to the other party, to refer the dispute to the Chief Executive Officer of GPI and the President of Pharmaceutical Operations of RPR. If either party exercises such right, such officers shall use commercially reasonable efforts to negotiate in good faith a resolution of the dispute as expeditiously as is reasonably practicable.

          3. If the dispute is not resolved within 20 business days after the date that a party referred that matter to the Chief Executive Officer of GPI and the President of the Pharmaceutical Operations of RPR (or such other period of time as the parties may mutually agree), each party shall have the right to initiate and pursue any remedy available to it at law or in equity provided, however, that all claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Wilmington, New Castle County, Delaware. Each of the parties hereto agrees to submit to the jurisdiction of such courts and that such courts are a proper venue for resolving all claims, disputes or causes of action relating to or arising out of this Agreement.

     IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Agreement as of the Effective Date.



                         RHONE-POULENC RORER
                           PHARMACEUTICALS INC.



                         By: /c/ Timothy G. Rothwell
                             -------------------------------
                         Name: Timothy G. Rothwell
                               -----------------------------
                         Title: President
                               -----------------------------

                         GUILFORD PHARMACEUTICALS INC.



                         By: /c/ Craig R. Smith, M.D.
                            --------------------------------
                         Name:  Craig R. Smith, M.D.
                         Title:  President and Chief Executive Officer


                         For purposes of consenting to and agreeing to be bound by the provisions of Article II and Article III.C. and H. only:

                         GPI Holdings Inc.


                         By:   /c/ Daniel P. McCollom
                              ------------------------------
                         Name:  Daniel P. McCollom
                         Title:  Vice President and Secretary